Exhibit 99.1

FOR IMMEDIATE RELEASE

Analyst Contact Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Media Contact Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces Third Quarter Fiscal Year 2004 Results

DALLAS, TEXAS – April 20, 2004 – Affiliated Computer Services, Inc. (ACS) (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today its third quarter results. The third quarter demonstrated strong financial performance, good new business execution and strong commercial bookings. ACS achieved diluted earnings per share of $0.72 for the third quarter ended March 31, 2004. Reported results include approximately $0.05 per diluted share for benefits related to both its divestiture of the Hanscom Air Force Base contracts (Hanscom), as well as income tax benefits related to prior years’ research and development activities. Excluding these benefits, adjusted diluted earnings per share, of $0.67 increased 18% when compared to $0.57 per share for the same quarter last fiscal year. Revenues for the third quarter of fiscal year 2004 were $1.01 billion compared to $982 million in the prior year period, an increase of 3%. However, excluding the revenues associated with the divestiture of a majority of the Federal business, completed in the second quarter of fiscal year 2004 (Federal Divestiture), and Hanscom, revenues for the third quarter of fiscal year 2004 increased 25% over the prior year period.

Diluted earnings per share was $3.14 for the nine months ended March 31, 2004 compared to $1.60 per share in the prior year period. Excluding the impact of the second quarter gain from the Federal Divestiture, the second quarter charge associated with the Georgia Medicaid contract, the third quarter gain from the tax benefit and the divestiture of Hanscom, adjusted diluted earnings per share was $1.90, a 19% increase over the prior year period. Revenues for the nine months ended March 31, 2004 were $3.04 billion compared to $2.77 billion in the prior year period, an increase of 10%. Excluding revenues associated with the Federal Divestiture and Hanscom, revenues for the nine months ended March 31, 2004 increased 24% over the prior year.

“Our third quarter results were again very solid,” said Jeff Rich, ACS’ Chief Executive Officer. “We achieved industry leading internal revenue growth, strong profit margins, and solid new business bookings. Our commercial operations are performing very well and our government sales pipelines are showing signs of improvement. ACS’ financial condition is in excellent health. We have executed the divestiture program announced at the beginning of the fiscal year and we have completed approximately 85% of our share repurchase program.”

ACS’ third quarter results include the following key highlights:

•	Revenue for the third quarter of fiscal 2004 was $1.01 billion. Excluding revenue from the Federal Divestiture and Hanscom, revenues grew 25% compared to the prior year quarter and internal revenue growth for the quarter was 14%. The remaining growth during the quarter was related to acquisitions. Hanscom annual revenues were approximately $25 million.

•	New business signings for the third quarter totaled $146 million of annualized revenue. This quarter’s results were the third largest quarter in Company history after adjusting prior quarterly results to exclude new business signings from divested operations.

•	Cash flow from operations for the third quarter was approximately $58 million, which includes the negative impact of an $88 million tax payment associated with the Federal Divestiture completed in the second quarter of fiscal 2004. Excluding the tax payment, adjusted operating cash flow was approximately $146 million. Capital expenditures were $73 million, approximately 7% of consolidated revenues. The increase to intangible assets during the quarter was $9 million, and was due to recently signed new business.

•	During the quarter the Company completed the acquisition of Patient Accounting Services Center, LLC, and the acquisition of Truckload Management Services, Inc. Combined annual revenues from these acquisitions are approximately $94 million on a trailing twelve months basis.

•	During the quarter, the Company converted the $317 million convertible notes to equity. This conversion resulted in the issuance of approximately 7.3 million shares of ACS’ Class A Common Stock. This conversion had no impact on fully-diluted earnings per share. At March 31, 2004 the Company’s debt to capitalization ratio was 5%, the lowest in our history.

•	Days sales outstanding for the quarter was 76 days, consistent with the prior sequential quarter.

•	As of April 16, 2004, the Company has repurchased 8.6 million shares of ACS Class A Common Stock for approximately $430 million (average purchase price of approximately $50 per share).

•	Subsequent to quarter end, we announced the acquisition of eTravel Experts, LLC. eTravel Experts had trailing annual revenue of approximately $15 million and provides electronic ticket fulfillment and related customer care for the airline industry and travel websites.

Financial Outlook

The Company’s financial guidance for the fourth quarter of fiscal year ending June 30, 2004 is as follows:

•	Fourth quarter revenue is expected to be in a range of $1.025 billion to $1.050 billion, which is adjusted for the Hanscom divestiture and the elimination of incremental revenue from potential acquisitions that have not already closed.

•	Diluted earnings per share for the fourth quarter is expected to range from $0.69 to $0.72 per share. This earnings per share guidance remains unchanged when compared to guidance provided in October 2003.

The Company’s initial guidance for fiscal year 2005 is as follows and does not include any revenue from acquisitions that have not already been completed.

•	Revenue for fiscal year 2005 is expected to be in a range of between $4.475 billion to $4.575 billion. Internal revenue growth is expected to be in the mid-teens, with assumed acquisition growth of approximately 3%. Acquisition growth reflects only the year-over-year impact of acquisitions already completed.

•	Diluted earnings per share is expected to be in a range of $3.02 to $3.10. The mid-point of this range, $3.06, is one penny higher than consensus First Call estimates of $3.05.

The Company will host a conference call on its website at www.acs-inc.com at 3:30 p.m. CDT today to discuss third quarter fiscal year 2004 results and will refer to a presentation provided on the Investor Relations page of ACS’ website. During the conference call, management will discuss certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided on the Investor Relations page of ACS’ website.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent risks associated with our business, including: loss of, or reduction of business from, clients; termination of all or a part of a contract by a client or deterioration of the financial condition of a client; competition; difficulties in executing our acquisition strategy; failure to properly manage our operations and our growth; termination rights, audits and investigations of our government clients; exercise of contract termination provisions and service level penalties; pricing risks; loss of significant software vendor relationships; intellectual property infringement claims; rapid technological changes; federal and state laws relating to individually identifiable information; budget deficits at state and local governments and their agencies; international risks; armed hostilities and terrorist attacks; failure to attract and retain necessary technical personnel and skilled management and qualified subcontractors; servicing risks related to loan portfolios we administer; disruption in utility or network services; and indemnification risk. This list of risks should not be considered exclusive. There may be additional risks that we do not yet know of, or that we currently think are immaterial.

These risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including the most recent Form 10-Q and Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, free cash flow is measured as operating cash flows (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies.

Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. The Company uses adjusted earnings per share to present the per share impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

	Three months ended			Nine months ended
	March 31,			March 31,
	2004		2003	2004		2003
Revenues	$1,009,432	(1)	$981,633	$3,043,946	(1)(4)	$2,773,028
Expenses:
Wages and benefits	424,874		437,677	1,345,541	(2)	1,244,456
Services and supplies	269,352		266,751	806,278	(4)	737,437
Rent, lease and maintenance	107,780		90,135	300,630		261,414
Depreciation and amortization	47,881		37,899	131,508	(2)	109,758
Gain on sale of business	(493)	(2)	—	(284,839)	(2)	—
Other operating expenses	6,218	(3)	14,082	44,098	(3)(4)	40,253

Total operating expenses	855,612		846,544	2,343,216		2,393,318

Operating income	153,820		135,089	700,730		379,710
Interest expense	3,714		6,051	14,259		19,252
Other non-operating expense (income), net	(423)		1,844	(1,591)		3,733

Pretax profit	150,529		127,194	688,062		356,725
Income tax expense	50,783	(5)	47,701	248,478	(5)	133,775

Net income	$99,746		$79,493	$439,584		$222,950

Earnings per common share:
Basic	$0.76		$0.60	$3.33		$1.69

Diluted (6)	$0.72		$0.57	$3.14		$1.60

Shares used in computing earnings per common share:
Basic	131,503		132,540	131,894		132,261
Diluted (6)	139,348		143,657	141,717		143,301

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(1)	For the three months and nine months ended March 31, 2004, the Company generated internal revenue growth of 14% and 16%, respectively. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended March 31,			Nine Months Ended March 31,
	2004	2003	Growth %(a)	2004	2003	Growth %(a)
Total Revenues	$1,009	$982	3%	$3,044	$2,773	10%
Less: Divested	(3)	(180)	—	(255)	(522)	—

Adjusted Base	$1,006	$802	25%	$2,789	$2,251	24%

Acquired Revenues*	$88	$—	11%	$168	$—	8%
Internal Revenues	918	802	14%	2,621	2,251	16%

Total	$1,006	$802	25%	$2,789	$2,251	24%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.

(2)	During the second quarter of fiscal 2004, the Company completed the divestiture of a majority of the Federal business. During the third quarter of fiscal 2004, the Company completed the working capital adjustment associated with this divestiture resulting in an insignificant incremental gain. The first nine months of fiscal 2004 includes an approximate net benefit of $281 million ($180 million after tax), or $1.27 per diluted share associated with the divestiture, discontinuance of depreciation and amortization related to the assets held for sale and compensation costs associated with former Federal employees. This net benefit before taxes is recorded in three components: (i) Wages and benefits includes a $10 million ($0.04 per diluted share) compensation charge related to former Federal employees; (ii) Depreciation and amortization includes a $6 million benefit ($0.03 per diluted share) associated with the discontinuance of depreciation and amortization, and (iii) Gain on sale of business represents a $285 million gain ($1.28 per diluted share) on the divestiture.

(3)	During the third quarter of fiscal year 2004, the Company completed the divestiture of its Hanscom Air Force Base contracts, which resulted in a benefit of approximately $5 million ($3 million after tax), or $0.02 per diluted share. This benefit is recorded in other operating expenses.

(4)	The first nine months of fiscal 2004 includes a pretax profit charge of approximately $19 million ($12 million after tax) related to the second quarter fiscal year 2004 Georgia Medicaid settlement, or approximately $0.09 per diluted share. This charge is recorded in three components: (i) Revenue includes a $7 million reduction resulting from the change in our percentage-of-completion estimates; (ii) Services and supplies includes a charge of $2 million associated with the accrual of wind-down costs associated with the cancellation of Phase II; and, (iii) Other operating expenses include an accrual of $10 million that will be paid to the State of Georgia pursuant to the non-binding agreement in principle.

(5)	During the third quarter of fiscal year 2004, the Company recognized an income tax credit due to prior years’ research and development costs resulting in a benefit to net income of approximately $5 million, or $0.03 per diluted share.

(6)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $1 million and $2 million for the three months ended March 31, 2004 and 2003, and $5 million and $6 million for the nine months ended March 31, 2004 and 2003, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	June 30,
	2004	2003
	(Unaudited)	(Audited)
ASSETS:
Cash & cash equivalents	$39,023	$51,170
Accounts receivable, net	841,158	835,478
Inventory	5,641	6,245
Other current assets	98,523	86,605

Total current assets	984,345	979,498
Property, equipment and software, net	506,428	478,212
Goodwill, net	1,958,291	1,905,878
Other intangible assets, net	286,261	265,091
Other long-term assets	78,946	70,026

TOTAL ASSETS	$3,814,271	$3,698,705

LIABILITIES:
Accounts payable	$51,570	$58,376
Accrued compensation	102,904	132,027
Other accrued liabilities	320,499	272,578
Income taxes payable	40,913	17,057
Deferred taxes	31,272	26,054
Current portion of long-term debt	2,158	1,764
Current portion of unearned revenue	50,215	49,620

Total current liabilities	599,531	557,476
Convertible notes	—	316,990
Other long-term debt	146,200	181,350
Long-term deferred taxes	213,717	176,484
Other long-term liabilities	54,968	37,217

TOTAL LIABILITIES	1,014,416	1,269,517

TOTAL STOCKHOLDERS’ EQUITY	2,799,855	2,429,188

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,814,271	$3,698,705

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